The following report is a copy of a report previously issued by Arthur Andersen LLP (“Andersen”), which report has not been reissued by Andersen.

To ADC Telecommunications, Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of ADC Telecommunications, Inc. and subsidiaries included in this Form 10-K and have issued our report thereon dated November 21, 2001. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. Schedule II is the responsibility of the Company’s management is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subject to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

Minneapolis, Minnesota
November 21, 2001

ADC Telecommunications, Inc.
Schedule II
For Year Ended October 31, 2003
(in millions)

Fiscal 2003	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions (Reclassifications)(1)	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$ 39.7	$ 3.7	$ (8.2)	$ 51.6
Inventory reserve	93.9	2.9	51.2	45.6
Restructuring reserve	124.2	41.8	132.6	33.4
Warranty accrual	13.1	6.6	6.3	13.4

Fiscal 2002	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$ 87.1	$ 26.4	$ 73.8	$ 39.7
Inventory reserve	89.5	49.7	45.3	93.9
Restructuring reserve	120.8	220.1	216.7	124.2
Warranty accrual	29.4	(2.9)	13.4	13.1

Fiscal 2001	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for doubtful accounts & notes receivable	$ 18.9	$ 111.0	$ 42.8	$ 87.1
Inventory reserve	47.3	165.3	123.1	89.5
Restructuring reserve	14.4	483.4	377.0	120.8
Warranty accrual	36.4	48.4	55.4	29.4

(1) Includes $15.5 million of allowance for notes receivable previously classified as current liabilities.